Exhibit 19.1
OAKTREE GARDENS OLP, LLC
OAKTREE SPECIALTY LENDING CORPORATION
OAKTREE STRATEGIC CREDIT FUND

SECURITIES TRADING POLICY
I.GENERAL
Each of Oaktree Gardens OLP, LLC, Oaktree Specialty Lending Corporation and Oaktree Strategic Credit Fund and their subsidiaries (each, a “Company”, and collectively, the “Companies”), and each of their respective directors, officers and employees, including interns and temporary personnel with assignments of 90 days or more and officers, employees and interns and temporary personnel with assignments of 90 days or more of Oaktree Fund Advisors, LLC, each Company’s investment adviser (the “Adviser”), who spend some or all of their time assisting with a Company’s operations (collectively, with respect to the applicable Company, “Access Persons”), and household and immediate family members of Access Persons of the applicable Company (“Related Persons”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions (together, Access Persons and Related Persons are referred to herein as “Insiders”). This Policy concerns compliance as it pertains to the disclosure of material, non-public information regarding each Company or another company and to trading in securities while in possession of such information. This Policy is intended to protect Access Persons, Related Persons and each Company from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. In view of the sensitivity of the issues dealt with in this Policy, it is important to avoid even the appearance of impropriety. If you have specific questions regarding this Policy or applicable law, please contact the Chief Compliance Officer of a Company (the “Chief Compliance Officer”).
II.INSIDER TRADING
Federal securities laws prohibit trading in the securities of a company on the basis of “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy or sell the securities to which such information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Federal securities law also creates a strong incentive for a Company to deter insider trading by its employees. In the normal course of business, Access Persons may come into possession of information concerning a Company, transactions in which a Company proposes to engage or other entities with which a Company does business. Therefore, each Company has established this Policy with respect to trading in its securities or securities of another entity. Any violation of this Policy could subject you to disciplinary action, up to and including termination.
III.STATEMENT OF POLICY ON INSIDER TRADING
No Insider may buy or sell (i) securities of a Company, including but not limited to shares of a Company’s common stock, or (ii) derivative instruments in respect of a Company’s
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securities (collectively, “Company Securities”) at any time when the Insider has material, non-public information concerning the Company. This prohibition continues whenever and for as long as the Insider knows material, non-public information.
No Insider may disclose material, non-public information to any other person (including family members) except in accordance with the Adviser’s policies and procedures regarding the handling of such information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.
No Insider who receives or has access to a Company’s material, non-public information may comment on stock price movements or rumors of other Company developments (including discussions in Internet “chat rooms”) that are of possible significance to the investing public unless it is part of the Insider’s job (such as investor relations) or the Insider has been specifically authorized by the Chief Executive Officer of the Company or the Chief Operating Officer of the Company in each instance. If you inadvertently comment on stock price movements or rumors or disclose material, non-public information to a third party you must contact the Chief Compliance Officer immediately. In addition, it is generally the practice of each Company not to respond to inquiries and/or rumors concerning the Company’s affairs, including with respect to any potential change to the Company’s dividend rate, earnings or capital structure, repurchase or distribution of the Company’s securities or acquisitions, divestitures or similar transactions. If you receive inquiries concerning a Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Adviser’s Investor Relations Department.
IV.DEFINED TERMS
A.What is a Security?
The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred) and other equity securities, stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
B.What is Material Information?
Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. Dividend changes; earnings results; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; investments, joint ventures or changes in assets; the gain or loss of a significant client; restructuring or layoffs; changes in auditors; major litigation; liquidity problems; and extraordinary management developments are some examples of information that could be considered material. Information that is likely to affect the price of a company’s securities is almost always material. Courts often resolve close cases in favor of finding the information material. Therefore, you should err on the side of caution. You should keep in mind that the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) provide that the mere fact that a person is aware of the information is a bar to trading.

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C.What is Non-Public Information?
For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated. Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:
•it has appeared in a filing with the SEC.
•it has been carried in a “financial” news service such as PR Newswire or Business Wire;
•it has been carried in a “general” news service such as the Associated Press; and/or
•it has been carried by a national television news service.
Second, the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient even when the information is accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be assimilated by the general public.
V.PRE-CLEARANCE PROCEDURES FOR TRADING IN COMPANY SECURITIES
These procedures apply to all Insiders, except for certain persons specified by the Chief Compliance Officer who (i) do not devote substantially all working time to the activities of a Company and (ii) do not have access to information about the day-to-day investment activities of a Company (hereinafter referred to as “Restricted Persons”). For the avoidance of doubt, Restricted Persons include all persons who are subject to the filing requirements under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (hereinafter referred to as “Section 16 Persons”).
No Restricted Person may trade in Company Securities without first obtaining preclearance by the Chief Compliance Officer or his or her designee. To obtain preclearance, Restricted Persons must complete and submit a preclearance request within the Adviser’s automated personal trading system. Restricted Persons must wait until they receive approval through such personal trading system or directly from an Approving Officer before entering into a trade. Restricted Persons will be required to make certain certifications each time a request for pre-approval is made, including that they have no knowledge that would cause the trade to violate the general trading principles set forth above. Section 16 Persons must also notify the Chief Compliance Officer or his or her designee about the planned date of a trade to ensure timely filing of any report required under Section 16 of the Exchange Act.

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In addition to the preclearance requirements enumerated above, Restricted Persons may not enter into a short sale transaction or transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, with respect of Company Securities or use any other derivative transaction or instrument to take a short position in respect of Company Securities. Further, all Restricted Persons must hold any purchased Company Securities for at least 60 days prior to disposing of such Company Securities.  This means, for example, that no Restricted Person may purchase Company Securities and then sell those Company Securities within 60 calendar days.
The sole exception to this preclearance requirement is if the transaction is pursuant to a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Exchange Act and approved in advance by the Chief Compliance Officer.
Approval for transactions and pledges of Company Securities will generally be granted only during a Window Period (described below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within two business days from the date of approval. Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Restricted Person.
A.Window Periods
Each Company has established four “windows” of time during the fiscal year when a Request for Prior Approval of Personal Investment Transactions with respect to Company Securities may be approved and transactions and pledges may be performed (“Window Periods”). Each Window Period begins no earlier than the second trading day on the NASDAQ Stock Market after the day on which a Company makes a public news release or an SEC filing of its quarterly or annual earnings for the prior fiscal quarter or year. That same Window Period closes on the 15th of the last month of a Company’s then-current fiscal quarter, or if the 15th of the last month of a Company’s then-current fiscal quarter is not a trading day, then the first trading day immediately prior thereto. The window will be deemed closed in accordance with the foregoing unless such dates are specifically changed in a written notice from the Chief Compliance Officer or his or her designee. After the close of the Window Period, Restricted Persons may not purchase, sell or otherwise dispose of any Company Securities. The prohibition against trading while aware of, or tipping of, material, non-public information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, no Insider may trade in Company Securities. You must consult the Chief Compliance Officer or his or her designee whenever you are in doubt.
In addition, the prohibition against trading will not restrict the purchase or sale of a Company’s securities to or from the Company any time the Company is engaging in an offering of such securities or a repurchase of such securities. For example, if Oaktree Strategic Credit Fund is offering for sale its common stock it is presumed that an insider may purchase such common stock in such offering.

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B.Suspension of Trading
From time to time, a Company may require that directors, officers, selected employees and/or others suspend trading in Company Securities because of developments that have not yet been disclosed to the public (a “Suspension Period”). All those affected shall not trade in Company Securities while the Suspension Period is in effect, and shall not disclose to others that a Suspension Period has been instituted. Though these Suspension Periods generally will arise because a Company is involved in a highly-sensitive transaction, they may be declared for any reason. If a Company declares a Suspension Period to which you are subject, the Chief Compliance Officer or his designee will notify you when it begins and ends.
C.Notification of Window Periods
In order to assist you in complying with this Policy, a Company will deliver an e-mail (or other communication) notifying all Restricted Persons when the Window Period has opened and when the Window Period is about to close. A Company’s delivery or non-delivery of these emails (or other communication) does not relieve you of your obligation to only trade in Company Securities in full compliance with this Policy.
D.Hardship Exemptions
You may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if you are not in possession of material, non-public information and are not otherwise prohibited from trading pursuant to this Policy or any applicable securities trading policies of the Adviser. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Chief Compliance Officer.
VI.10B5-1 PLANS FOR TRADING IN COMPANY SECURITIES
A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan with respect to any Company Securities you hold can only be established when you do not possess material, non-public information. Therefore, Insiders cannot enter into these plans at any time when in possession of material, non-public information and, in addition, persons subject to the pre-clearance requirements of this Policy cannot enter into these plans outside of a Window Period. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made and must be subject to certain cooling-offer periods before trades can commence, among other requirements. You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of material, non-public information. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.
Each Insider must pre-clear with the Chief Compliance Officer or his or her designee such Insider’s proposed 10b5-1 trading plan with respect to any Company Securities they hold prior to the establishment of such plan. Each Company reserves the right in its sole direction to

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withhold pre-clearance of any 10b5-1 trading plan. Notwithstanding any pre-clearance of a 10b5-1 trading plan, each Company assumes no liability for the consequences of any transaction made pursuant to such plan.
If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and a Company if the SEC or the NASDAQ Stock Market were to investigate your trades.
Any modification of a pre-approved 10b5-1 trading plan requires pre-approval by the Chief Compliance Officer or his or her designee. Such modification must occur before you become aware of any material, non-public information and must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, during a Window Period.
Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires your broker to notify the Chief Compliance Officer or his or her designee before the close of business on the day after the execution of the transaction.
VII.ADDITIONAL PROHIBITED TRANSACTIONS
The Adviser and each Company consider it improper and inappropriate for any Restricted Person to engage in short-term or speculative transactions in Company Securities. Therefore, Restricted Persons may not engage in any of the following transactions:
A.    Short-Term Trading. A director’s, officer’s or employee’s short-term trading of Company Securities may be distracting to such person and may unduly focus such person on a Company’s short-term stock market performance instead of the Company’s long-term business objectives. For this reason, any Restricted Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase.
B.    Short Sales. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the

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    seller has no confidence in a Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.
C.    Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of a Company’s stock and therefore creates the appearance that the Restricted Person is trading based on inside information. Transactions in options also may focus the Restricted Person’s attention on short-term performance at the expense of a Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”
D.    Margin Accounts and Pledges. Securities pledged in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company Securities, Restricted Persons are prohibited from pledging Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a person clearly demonstrates the financial capacity to meet a margin call or repay the loan without resort to the pledged securities. Any Restricted Person who wishes to pledge Company Securities as collateral for a loan in a margin account must submit a request for approval to, and receive written approval from, the Chief Compliance Officer prior to taking the action so requested. The preapproval request must make it clear that the intent is to pledge or trade on margin.
VIII.POTENTIAL SANCTIONS
Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether a Company has prohibited trading by that Insider or any other Insiders. Trading in Company Securities during the Window Periods and outside of any Suspension Periods should not be considered a “safe harbor”. We remind you that, whether or not a transaction is executed during a Window Period, or whether or not a transaction has been approved by a Company, you may not trade Company Securities on the basis of material, non-public information. You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
IX.LIABILITY AND POSSIBLE DISCIPLINARY ACTIONS
    Any person who violates this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the person’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result

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in prosecution, can tarnish one’s reputation and irreparably damage a career. Insiders, controlling persons (as described below) and a Company may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have material, non-public information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material, non-public information, or to whom they have made recommendations or expressed opinions on the basis of such material, non-public information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., a Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, a Company’s controlling persons are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.
X.LEGAL EFFECT OF THIS POLICY
This Policy and the procedures that implement this Policy are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact-specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Last updated: October 2023

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ACKNOWLEDGMENT CONCERNING THE
SECURITIES TRADING POLICY OF

OAKTREE GARDENS OLP, LLC
OAKTREE SPECIALTY LENDING CORPORATION
AND
OAKTREE STRATEGIC CREDIT FUND
If you are a Restricted Person as described in the policy, we ask that you acknowledge that you have received and read this Securities Trading Policy. A Company may ask you to re-submit this acknowledgement on an annual basis or whenever the Securities Trading Policy is significantly updated.
By my signature below, I acknowledge that I have read and received the applicable Company’s Securities Trading Policy.

Signature:
Name (printed):
Date: __________________________________

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